Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and the underlying supplement dated May 15, 2025 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated July 9, 2025 (to the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Barclays Bank PLC – Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due July 21, 2027

This document provides a summary of the terms of the Auto-Callable Trigger PLUS. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
Underlier:	Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”)
Pricing date:	July 16, 2025
Original issue date:	July 21, 2025
Call observation date:	July 23, 2026
Call settlement date:	July 28, 2026
Valuation date:	July 16, 2027
Maturity date:	July 21, 2027
Automatic early redemption:	If, on the call observation date, the closing level of the underlier is greater than or equal to the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed for the early redemption payment on the call settlement date.
Early redemption payment:	At least $1,122.50 per Auto-Callable Trigger PLUS (to be determined on the pricing date)
Payment at maturity:

If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, you will receive on the maturity date a cash payment per Auto-Callable Trigger PLUS determined as follows:

• If the final underlier value is greater than the initial underlier value:

$1,000 + leveraged upside payment

• If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$1,000

• If the final underlier value is less than the trigger value:

$1,000 × underlier performance factor

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS.

Leveraged upside payment:	$1,000 × leverage factor × underlier return
Leverage factor:	125%. The leverage factor will be applicable only if the Auto-Callable Trigger PLUS are not redeemed.
Trigger value:	80% of the initial underlier value (rounded to three decimal places)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	The closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP / ISIN:	06746CJ75 / US06746CJ751
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010325008610/ dp231384_424b2-7545ms.htm
Payment on the Auto-Callable Trigger PLUS is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Auto-Callable Trigger PLUS Payoff Diagram If No Automatic Early Redemption Occurs*

Hypothetical Payment at Maturity If No Automatic Early Redemption Occurs
Underlier Return	Payment at Maturity	Total Return on Auto-Callable Trigger PLUS
50.000%	$1,625.00	62.500%
40.000%	$1,500.00	50.000%
30.000%	$1,375.00	37.500%
20.000%	$1,250.00	25.000%
10.000%	$1,125.00	12.500%
5.000%	$1,062.50	6.250%
0.000%	$1,000.00	0.000%
-5.000%	$1,000.00	0.000%
-10.000%	$1,000.00	0.000%
-15.000%	$1,000.00	0.000%
-20.000%	$1,000.00	0.000%
-20.001%	$799.99	-20.001%
-30.000%	$700.00	-30.000%
-40.000%	$600.00	-40.000%
-50.000%	$500.00	-50.000%
-60.000%	$400.00	-60.000%
-70.000%	$300.00	-70.000%
-80.000%	$200.00	-80.000%
-90.000%	$100.00	-90.000%
-100.000%	$0.00	-100.000%

Our estimated value of the Auto-Callable Trigger PLUS on the pricing date, based on our internal pricing models, is expected to be between $915.70 and $955.70 per Auto-Callable Trigger PLUS. The estimated value is expected to be less than the initial issue price of the Auto-Callable Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Auto-Callable Trigger PLUS” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the Auto-Callable Trigger PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Auto-Callable Trigger PLUS (or the trustee on behalf of the holders of the Auto-Callable Trigger PLUS), by acquiring the Auto-Callable Trigger PLUS, each holder or beneficial owner of the Auto-Callable Trigger PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the Auto-Callable Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Auto-Callable Trigger PLUS. Some of the risks that apply to an investment in the Auto-Callable Trigger PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Auto-Callable Trigger PLUS generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the Auto-Callable Trigger PLUS unless you understand and can bear the risks of investing in the Auto-Callable Trigger PLUS.

Risks Relating to the Auto-Callable Trigger PLUS Generally

•	The Auto-Callable Trigger PLUS do not pay interest or guarantee the return of any principal.
•	If the Auto-Callable Trigger PLUS are redeemed following the call observation date, the appreciation potential of the Auto-Callable Trigger PLUS is limited to the early redemption payment.
•	Any payment on the Auto-Callable Trigger PLUS will be determined based on the closing levels of the underlier on the dates specified.
•	Investing in the Auto-Callable Trigger PLUS is not equivalent to investing in the underlier or the securities composing the underlier.
•	The Auto-Callable Trigger PLUS are subject to early redemption risk.
•	The U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS are uncertain.

Risks Relating to the Issuer

•	Any payments on the Auto-Callable Trigger PLUS are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	Adjustments to the underlier could adversely affect the value of the Auto-Callable Trigger PLUS.
•	The Auto-Callable Trigger PLUS are subject to small-capitalization companies risk.
•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Auto-Callable Trigger PLUS.
•	We may accelerate the Auto-Callable Trigger PLUS if a change-in-law event occurs.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Auto-Callable Trigger PLUS.
•	We and our affiliates, and any dealer participating in the distribution of the Auto-Callable Trigger PLUS, may engage in various activities or make determinations that could materially affect your Auto-Callable Trigger PLUS in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Auto-Callable Trigger PLUS and the Secondary Market

•	The Auto-Callable Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the Auto-Callable Trigger PLUS will be influenced by many unpredictable factors.
•	The estimated value of your Auto-Callable Trigger PLUS is expected to be lower than the initial issue price of your Auto-Callable Trigger PLUS.
•	The estimated value of your Auto-Callable Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the Auto-Callable Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your Auto-Callable Trigger PLUS is not a prediction of the prices at which you may sell your Auto-Callable Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Auto-Callable Trigger PLUS and may be lower than the estimated value of your Auto-Callable Trigger PLUS.
•	The temporary price at which we may initially buy the Auto-Callable Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Auto-Callable Trigger PLUS.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Auto-Callable Trigger PLUS—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.